EXHIBIT 10 (A)
ITEM 2. CODE OF ETHICS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL
OFFICERS

I.	This Code of Ethics (the "Code") for The Thai Capital
Fund, Inc., The Japan Equity Fund, Inc. and The
Singapore Fund, Inc. (each a "Fund" and collectively the "Funds") applies to each Fund's President and Treasurer
(or persons performing similar functions) ("Covered
Officers") for the purpose of promoting:
    .	honest and ethical conduct, including the ethical
handling of actual or apparent conflicts of interest between personal and professional relationships.
    . full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by a Fund;
    . compliance with applicable laws and governmental rules and regulations;
    . prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
    . accountability for adherence to the Code.
	Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A Fund will expect all Covered Officers to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution. Any question about the application of the Code should be referred to the Audit Committee of the Fund's Board of Directors ( the "Audit Committee").

II.	Covered Officers Should Handle Ethically Actual and
Apparent Conflicts of Interest
Overview.  A "conflict of interest" occurs when a
Covered Officer's private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Fund.
	Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of a Fund.
The compliance programs and procedures of a Fund and the
Fund's Investment Manager and Investment Adviser are designed to prevent, or identify and correct, violations of these provisions. Certain conflicts of interest also arise out of the personal securities trading activities of the Covered Officers and the possibility that they may use information regarding a Fund's securities trading activities for their personal benefit. Each Fund's Code of Ethics under Rule 17j-
1 under the Investment Company Act is designed to address
these conflicts of interest. This Code does not, and is not intended to, replace these programs and procedures or a
Fund's Rule 17j-1 Code of Ethics, and this Code's provisions should be viewed as being additional and supplemental to such programs, procedures and code.
Although typically not presenting an opportunity for
improper personal benefit, conflicts arise from, or as a
result of, the contractual relationship between a Fund and
its Investment Adviser or Investment Manager of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for its Investment Adviser or Investment Manager, or for all parties), be involved in establishing policies and implementing decisions that will have different effects on the Investment Adviser or Investment Manager and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and its Investment Adviser or Investment Manager and is
consistent with the performance by the Covered Officers of their duties as officers of a Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by a Fund's Board of Directors (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.
Each Covered Officer must not:
    . use his personal influence or personal
relationships improperly to influence investment
decisions or financial reporting by a Fund whereby
the Covered Officer would benefit personally to the
detriment of a Fund;
    . cause a Fund to take action, or fail to take
action, for the individual personal benefit of the
Covered Officer rather than the benefit of the
Fund; and
    . use material non-public knowledge of portfolio transactions made or contemplated for, or actions proposed to be taken by, a Fund to trade personally
or cause others to trade personally in
contemplation of the market effect of such
transactions.
Each Covered Officer must, at the time of signing this
Code, report all material business affiliations outside a
Fund and must update the report annually.
	Covered Officers should avoid situations which involve the appearance of, or potential for, conflicts of interest. Examples of these situations include:
    . accepting directly or indirectly, anything of
value, including gifts and gratuities in excess of
$100 per year from any person or entity with which
a Fund has current or prospective business
dealings, not including occasional meals or tickets
to theatre or sporting events or other similar
entertainment, provided it is business-related,
reasonable in cost, appropriate as to time and
place and not so frequent as to raise any question
of impropriety;
    . any ownership interest in, or any consulting or employment relationship with, any of a Fund's service providers, other than its Investment
Adviser or Investment Manager or any affiliated
person thereof; and
    . a direct or indirect financial interest in
commissions, transaction charges or spreads paid by
a Fund for effecting portfolio transactions or for
selling or redeeming shares other than an interest
arising from the Covered Officer's employment, such
as compensation or equity ownership.
	In situations involving a Covered Officer which involve the appearance of, or the potential for, conflicts of interest, but where the Covered Officer believes that no significant conflict of interest exist, the Covered Officer must obtain prior written approval from the Audit Committee before becoming involved in that situation. No such approval shall be considered a waiver of this Code.
III.	Disclosure and Compliance
    . Each Covered Officer should familiarize himself
with the disclosure and compliance requirements
generally applicable to a Fund;
    . Each Covered Officer should not knowingly
misrepresent, or cause others to misrepresent,
facts about a Fund to others, whether within or
outside a Fund, including to a Fund's directors and
auditors, or to governmental regulators and self-
regulatory organizations;
    . Each Covered Officer should, to the extent
appropriate within his area of responsibility,
consult with other officers and employees of a Fund
and its Investment Adviser or Investment Manager
with the goal of promoting full, fair, accurate,
timely and understandable disclosure in the reports
and documents a Fund files with, or submits to, the
SEC and in other public communications made by a
Fund; and
    . It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and
regulations.
IV.	Reporting and Accountability
Each Covered Officer must:
    . upon adoption of the Code or (thereafter as
applicable, upon becoming a Covered Officer),
affirm in writing to the Board that he has
received, read and understands the Code;
    . annually thereafter affirm to the Board that he has complied with the requirements of the Code;
    . not retaliate against any other Covered Officer or
any employee of a Fund or their affiliated persons
for reports of potential violations that are made
in good faith; and
    . notify the Audit Committee promptly if he knows of
any violation of this Code.  Failure to do so is
itself a violation of this Code.
The Audit Committee is responsible for applying this
Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any waivers sought by a Covered
Officer must be considered by the Audit Committee.
A copy of this Code shall be delivered to each employee
of a Fund and each employee of its Investment Adviser and Investment Manager annually together with a memorandum requesting that any violations of the Code be communicated immediately to the Audit Committee.
Each Fund will follow these procedures in investigating
and enforcing this Code:
    . the Audit Committee will take all appropriate
action to investigate any potential violations
reported to it;
    . if, after such investigation, the Audit Committee believes that no violation has occurred, the Audit
Committee is not required to take any further
action;
    . if the Audit Committee determines that a violation
has occurred, it will consider appropriate action,
which may include review of, and appropriate
modifications to, applicable policies and
procedures; notification to appropriate personnel
of the Investment Adviser or its board; or a
recommendation to dismiss the Covered Officer;
    . the Audit Committee will be responsible for
granting waivers of this Code, as appropriate; and
    . any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V.	Changes To or Waivers of the Code
	No change to or waiver of any provision of this Code will be effective until a Fund discloses the nature of any amendment to, or waiver from, a provision of the Code in its Form N-CSR, or on its website within five business days following the date of the amendment or waiver if this method of disclosure has been established in its Form N-CSR and made available on its website for twelve months. Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to a Fund's stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange on which a Fund's securities are listed.

VI.	Other Policies and Procedures
This Code shall be the sole code of ethics adopted by
each Fund for purposes of Section 406 of the Sarbanes-Oxley
Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of a Fund or its Investment Adviser, Investment Manager or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this
Code.
VII.	Amendments
	Any amendments to this Code must be approved or ratified by a majority vote of the Audit Committee and the Board, including a majority of directors who are not interested persons as defined in the Investment Company Act.
VIII.	Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Board, the Fund and its counsel and its Investment Adviser and Investment Manager and their respective counsel.



IX.	Internal Use
The Code is intended solely for the internal use by a Fund and does not constitute an admission, by or on behalf of a Fund, as to any fact, circumstance or legal conclusion.

I have read and understand the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the Code.

_________________________
Date:_____________________


(. cont'd)
(cont'd)


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NYA 643526.3
DRAFT
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